Exhibit 99.1

October 19, 2010

A. O. Smith reports third quarter earnings of $1.04 per share, exceeding analyst expectations; raises 2010 guidance to between $3.25 and $3.35 per share

Milwaukee, Wis.—A. O. Smith Corporation (NYSE:AOS) today announced third quarter earnings of $32.0 million or $1.04 per share, exceeding analysts’ estimates for the quarter.

Earnings reported for the same period last year were $34.6 million or $1.14 per share. The 2009 earnings included approximately $4.5 million in gains related to the sale of a manufacturing plant in China and closure of 2005 and 2006 income tax returns which collectively added $.15 to per share earnings.

Sales for the quarter ended Sept. 30 were $559.4 million, an 11.5 percent increase over third quarter 2009 sales of $501.5 million.

“Our operating units continue to perform well in an uncertain economic environment,” Paul W. Jones, chairman and chief executive officer, said. “Electrical Products and Water Products both increased sales by over 10 percent during the quarter, when compared with the same period last year. Our China water heater operations enjoyed another strong quarter thanks to new product introductions and market share gains. And our hermetic motor operations in China experienced double digit revenue gains.”

“I am also pleased with the speed of Ashland, Tenn.’s recovery after the disastrous flooding in May. The company has received all insurance proceeds and our team expects to return to pre-flood efficiency levels by the end of this year. Equally important, thanks to the entire Water Products’ team, we were able to satisfy customer demand during the flood recovery period.”

For the first nine months of 2010, A. O. Smith earned $79.5 million or $2.59 per share which includes a $34.2 million or $.68 per share charge associated with the flood damages in Ashland City. During the same period in 2009, earnings were $58.6 million or $2.69 per share and on a non-GAAP basis, excluding the impact of the SICO transaction, were $67.0 million or $2.21 per share. A reconciliation of the adjustments to earnings is included at the end of this press release. Sales for the first nine months of 2010 were $1.66 billion compared with $1.48 billion during the same period last year, an increase of almost 12 percent.

5

Water Products

Third quarter sales at the Water Products Company, which includes residential and commercial water heaters and water purification equipment, were $377.5 million, 12.1 percent higher than third quarter 2009 sales of $336.7 million. Contributing to the increase were higher volumes of residential and commercial water heaters in North America and a nearly 30 percent sales increase in China.

Third quarter operating profit was $37.6 million, a decline of 2.8 percent from last year due to higher steel costs as well as increased costs and continuing inefficiencies resulting from the May flood in Ashland City. A price increase, which became effective in August, partially offset the impact from higher steel costs during the third quarter. Operating margin in the quarter was 10.0 percent compared with operating margin of 11.5 percent last year.

Electrical Products

Electrical Products Company sales of $183.3 million represented a 10.5 percent increase over third quarter 2009 sales of $165.9 million. During the quarter, the company reported sales increases in most of its major market segments. Sales of hermetic motors in China were particularly strong, experiencing double digit gains compared with the same quarter last year.

Operating profit of $21.7 million was $1.1 million lower than the $22.8 million earned during the same period in 2009. Earnings from higher volumes and pricing actions were partially offset by higher steel costs. In addition, last year’s operating profit included a $3.0 million gain resulting from the sale of a plant in China and a $2.2 million LIFO benefit. Electrical Products’ operating margin in the third quarter was 11.8 percent compared with 13.7 percent in last year’s third quarter.

Outlook

“The underlying strength in the replacement demand for our products continues to bolster our sales, and our recovery from the flood has been remarkable,” Jones said. “However, the summer selling season is over and our HVAC and swimming pool pump OEM customers normally reduce their order volumes in the fourth quarter to adjust their inventories. We expect this year will be no different. In addition, we are experiencing increases in raw material prices, particularly copper and steel, which is another reason to be cautious.”

6

“Nonetheless, as a result of the strength of our businesses through the third quarter tempered by an uncertain economic and political climate going forward, we are raising our 2010 full-year earnings estimate to between $3.25 to $3.35 per share, which includes the $.68 per share charge associated with the second quarter flood.” The full year earnings estimate is based on the number of outstanding shares prior to the impact of the 3-for-2 stock split, which was announced last week.

A. O. Smith will broadcast a live conference call at 10:00 a.m. (Eastern Daylight Time) today. The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Smith Investment transaction impact to reported results

The 2009 nine month results reflect the impact of the required GAAP accounting related to the company’s previously announced transaction with Smith Investment Company (SICO), which closed April 22, 2009. The company believes that providing non-GAAP earnings information is beneficial to investors in understanding the historical operations of the company. A reconciliation of GAAP to non-GAAP earnings and earnings per share calculations is shown as part of the financial statements that accompany this release. The company will provide non-GAAP financial information for historical comparison purposes through the end of 2010. The following tables contain both the GAAP and the non-GAAP information:

	Third Quarter 2010		Third Quarter 2009
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net Earnings attributable to A. O. Smith Corporation (in $ millions)	$32.0	$32.0	$34.6	$34.6

Earnings Per Share	$1.04	$1.04	$1.14	$1.14

Shares Outstanding (in millions)	30.8	30.8	30.4	30.4

	First Nine Months 2010		First Nine Months 2009
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net Earnings attributable to A. O. Smith Corporation (in $ millions)	$79.5	$79.5	$58.6	$67.0
Earnings Per Share	$2.59	$2.59	$2.69	$2.21
Shares Outstanding (in millions)	30.7	30.7	21.8	30.3

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Factors that could cause such a variance include the following: significant volatility in raw material prices; competitive pressures on the company’s businesses; inability to implement pricing actions; negative impact of future pension contributions on the company’s ability to generate cash flow; instability in the company’s electric motor and water products markets; further weakening in housing construction; further weakening in commercial construction; timing of any recoveries in housing or commercial construction; a slowdown in the Chinese economy; further adverse changes in customer liquidity and general economic and capital market conditions; the impact of acquisition accounting or non-GAAP financial measures on the company’s financial statements; difficulties in integrating the China acquisition or the North American tankless water heater joint venture; difficulties in realizing future growth and profit expectations for the China acquisition or the North American tankless venture and potential negative impacts on the company that the flooding of its Ashland City, Tenn., water heater manufacturing plant may have. Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with 2009 sales of $2.0 billion, is a global leader applying innovative technology and energy-efficient solutions to products marketed worldwide. The company is one of the world’s leading manufacturers of residential and commercial water heating equipment, offering a comprehensive product line featuring the best-known brands in North America and China. A. O. Smith is also one of the largest manufacturers of electric motors for residential and commercial applications in North America.

7

A. O. SMITH CORPORATION

(condensed consolidated financial statements -

dollars in millions, except per share data)

Statement of Earnings

(unaudited)

	Three Months ended September 30		Nine Months ended September 30
	2010	2009	2010	2009

Net sales	$559.4	$501.5	$1,655.3	$1,481.9
Cost of products sold	410.3	363.0	1,203.3	1,119.5

Gross profit	149.1	138.5	452.0	362.4

Selling, general and administrative	101.7	92.3	303.2	265.6
Flood related expense	—	—	34.2	—
Restructuring and other charges / (income)	(0.4)	(3.0)	0.1	(1.5)
Interest expense	2.5	2.5	7.8	8.8
Other expense	1.0	0.6	1.7	2.1

	44.3	46.1	105.0	87.4
Tax provision	12.3	11.4	25.5	20.2

Earnings before equity loss in joint venture	32.0	34.7	79.5	67.2
Equity loss in joint venture	—	(0.1)	(0.1)	(0.3)

Net earnings	32.0	34.6	79.4	66.9

Net (earnings) loss attributable to noncontrolling interest	—	—	0.1	(8.3)

Net earnings attributable to A.O. Smith Corporation	$32.0	$34.6	$79.5	$58.6

Diluted Earnings Per Share of Common Stock	$1.04	$1.14	$2.59	$2.69

Average Common Shares Outstanding (000's omitted)	30,836	30,400	30,730	21,758

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited) September 30 2010	December 31 2009
ASSETS:

Cash and cash equivalents	$109.1	$76.3
Receivables	422.4	373.6
Inventories	268.6	215.1
Deferred income taxes	27.3	26.6
Other current assets	49.0	48.4

Total Current Assets	876.4	740.0

Net property, plant and equipment	401.1	412.3
Goodwill and other intangibles	683.7	687.3
Deferred income taxes	11.7	22.2
Other assets	33.7	39.5

Total Assets	$2,006.6	$1,901.3

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Short-term debt	$158.0	$—
Trade payables	337.8	312.9
Accrued payroll and benefits	51.2	51.6
Product warranties	40.7	38.7
Long-term debt due within one year	21.1	21.1
Other current liabilities	77.0	67.0

Total Current Liabilities	685.8	491.3

Long-term debt	97.5	232.1
Other liabilities	151.3	155.3
Pension liabilities	210.1	232.8
Stockholders’ equity	861.9	789.8

Total Liabilities and Stockholders’ Equity	$2,006.6	$1,901.3

A. O. SMITH CORPORATION

Statement of Cash Flows

(dollars in millions)

(unaudited)

	Nine Months ended September 30
	2010	2009

Operating Activities
Net earnings	$79.4	$66.9

Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	49.0	50.7
(Gain) Loss on disposal of assets	14.0	(3.3)
Net changes in operating assets and liabilities, net of acquisitions:
Current assets and liabilities	(63.5)	95.4
Noncurrent assets and liabilities	(10.0)	(26.1)
Other	(0.1)	0.7

Cash Provided by Operating Activities	68.8	184.3

Investing Activities
Capital expenditures	(47.6)	(37.9)
Net cash distributed with spin-off of discontinued businesses	—	(7.1)
Acquisition of businesses	(5.6)	(0.4)
Proceeds from sale of restricted marketable securities	4.6	8.9
Proceeds from sale of assets	4.2	9.6

Cash Used in Investing Activities	(44.4)	(26.9)

Financing Activities
Short-term debt incurred - net	40.8	—
Long-term debt repaid	(18.6)	(111.5)
Net proceeds from stock option activity	4.5	3.5
Dividends paid	(18.3)	(15.5)

Cash Provided by (Used in) Financing Activities	8.4	(123.5)

Net increase in cash and cash equivalents	32.8	33.9
Cash and cash equivalents - beginning of period	76.3	35.3

Cash and Cash Equivalents - End of Period	$109.1	$69.2

A. O. SMITH CORPORATION

Business Segments

(dollars in millions)

(unaudited)

	Three Months ended September 30		Nine Months ended September 30
	2010	2009	2010	2009
Net sales
Water Products	$377.5	$336.7	$1,119.1	$1,012.8
Electrical Products	183.3	165.9	539.4	472.0
Inter-Segment sales	(1.4)	(1.1)	(3.2)	(2.9)

	$559.4	$501.5	$1,655.3	$1,481.9

Operating earnings
Water Products (1),(4)	$37.6	$38.7	$89.3	$104.3
Electrical Products (2)	21.7	22.8	61.9	27.4
Inter-Segment earnings	—	—	(0.1)	(0.1)

	59.3	61.5	151.1	131.6

Corporate expenses (3)	(12.5)	(13.0)	(38.4)	(35.7)
Interest expense	(2.5)	(2.5)	(7.8)	(8.8)

Earnings before income taxes	44.3	46.0	104.9	87.1

Tax provision	12.3	11.4	25.5	20.2

Net earnings	$32.0	$34.6	$79.4	$66.9

(1)includes equity loss in joint venture of:	$—	$(0.1)	$(0.1)	$(0.3)
(2)includes pretax restructuring and other charges / (income) of:	$(0.4)	$(3.0)	$0.1	$(2.5)
(3)includes pretax restructuring and other charges of:	$—	$—	$—	$1.0
(4)includes flood related expense of:	$—	$—	$34.2	$—

A. O. SMITH CORPORATION

Reconciliation of Non-GAAP Data

(in millions, except per share amounts)

	Third Quarter		Nine Months
	2010	2009	2010	2009
Net Earnings attributable to A.O. Smith Corporation	$32.0	$34.6	$79.5	$58.6
Add: Non-GAAP adjustments attributable to net earnings of non-controlling interest and SICO expenses	—	—	—	8.4

Adjusted Earnings	$32.0	$34.6	$79.5	$67.0

Average Common shares outstanding, as reported (1)	30.8	30.4	30.7	21.8
Add: Non-GAAP adjustments to weighted average Common shares attributable to non-controlling interest	—	—	—	8.5

Adjusted average Common shares outstanding	30.8	30.4	30.7	30.3

Earnings per Share, as reported	$1.04	$1.14	$2.59	$2.69

Adjusted Earnings per Share	$1.04	$1.14	$2.59	$2.21

(1)

Reported shares are calculated as the weighted average of Smith Investment Company (SICO) shares prior to the closing of the transaction with SICO on April 22, 2009, and A. O. Smith shares after the closing